Exhibit 4.1

Dated	12/20/2012
TAYLOR EARNSHAW LIMITED
MOORS CONSULTING LIMITED
VENTURE CAPITAL (EUROPE) LIMITED
ERIC LEESE
CHRISTOPHER WOTTON
(as the Lenders)
and
Vu1 CORPORATION
(as the Borrower)
and
VENTURE CAPITAL (EUROPE) LIMITED
(as the Security Trustee)

LOAN AGREEMENT

EXECUTION [ ]12/20/12

Table of Contents
1.	Definitions and Interpretation	3
2.	Facility	5
3.	Purpose	5
4.	Conditions Precedent	5
5.	Drawdown	5
6.	Lenders’ Participation	6
7.	Interest	6
8.	Repayment	6
9.	Prepayment	6
10.	Representations and Warranties	6
11.	Covenants	6
12.	Events of Default	6
13.	Payments	7
14.	Costs and Expenses	7
15.	Security Trustee	7
16.	Assignment	7
17.	Entire Agreement and Variation	8
18.	Counterparts	8
19.	Notices	8
20.	Governing Law and Jurisdiction	9
	Executed as a Deed and delivered the day and year first before written.	9
	SCHEDULE 1 THE LENDERS	10
	SCHEDULE 2 REPRESENTATIONS AND WARRANTIES	11
	SCHEDULE 3 COVENANTS	13
	SCHEDULE 4 EVENTS OF DEFAULT	14
	SCHEDULE 5 THE SECURITY TRUSTEE	16
	SCHEDULE 6 DRAWDOWN REQUEST	20

THIS DEED is made   20th   December 2012

PARTIES

(1)	THE PARTIES listed in Schedule 1 as lenders (the Lenders); and

(2)
VENTURE CAPITAL (EUROPE) LIMITED incorporated and registered in England and Wales with company number (07877668) whose registered office is at 411 Tower Bridge Business Centre; 46-48 East Smithfield, London E1W 1AW (acting in the capacity as Security Trustee); and

(3)	Vu1 CORPORATION incorporated and registered in California whose registered office is at 469 Seventh Avenue, Suite 356, New York, NY 10018-7605 (the Borrower).

RECITALS

(A)	The Lenders have agreed to make available to the Borrower a loan facility upon and subject to the terms and conditions of this Deed.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Deed the following words and expressions shall (unless the context requires otherwise) bear the following meanings:

Advance means a cash advance made or to be made to the Borrower by the Lenders in accordance with clause 5 (Drawdown) or, as the context may admit or require, the principal amount of that cash advance for the time being outstanding;

Agreement Date means the date of this Deed;

Assignment means the form of assignment between the Lenders and the Borrower dated on or about the date hereof;

Available Facility means at any time, the aggregate amount of the Available Commitments of the Lenders.

Availability Period means the period 1-month from the Agreement Date, as may be extended from time to time with the consent of the Lenders;

Available Commitment: at any time means a Lender’s Commitment at that time minus:

(a)	the aggregate amount of their participation in any Advances at that time; and

(b)	in relation to any proposed Advance, the aggregate amount of their participation in any Advances (other than the proposed Advance) that are due to be made on or before the proposed Drawdown Date;

Business Day means any day which is not a Saturday, a Sunday or a bank or public holiday in England;

Commitment means in relation to a Lender, the amount set opposite its name under the heading Commitment in Schedule 1 (Lenders) subject to clause 6.3 (Lenders’ Participation);

Drawdown Date means the date on which an Advance is, or is to be, made.

Drawdown Request means a written notice in substantially the form set out in Schedule 6 (Drawdown Request).

Event of Default means any event or circumstance set out in Schedule 4;

Facility means a term loan facility of $100,000 made available by the Lenders to the Borrower in accordance with the provisions of this Deed;

Facility Limit means $100,000;

Finance Documents means this Deed and the Assignment;

Finance Parties means the Lenders;

Loan means the aggregate amount or amounts of all Advances and the balance thereof outstanding from time to time together with any amount of interest accrued (but un-capitalised) thereon;

Material Adverse Effect means any event or circumstance which, in the Lenders’ opinion, is likely to materially and adversely affect the Borrower's ability to perform all or any of its obligations under, or otherwise comply with, the Finance Documents;

Party means a party to this Deed;

Repayment Date means 6 (six) months from the date of this Agreement;

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect; and

1.2	In this Deed (unless the context requires otherwise):

1.2.1	documents in “agreed form” are documents in the form agreed by the Parties and initialled by them or on their behalf for identification;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3	the “Borrower”, a “Finance Party” a “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.4	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.5
a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.6
a “regulation” includes any regulation, rule, official guideline (whether or not having the force of law) of any intergovernmental or supranational body, agency, regulatory, self-regulatory or other authority or organisation;

1.2.7	headings are used for convenience only and shall not affect its construction or interpretation; and

1.2.8	any reference to a Recital, Clause or Schedule is to a Recital, Clause or Schedule (as the case may be) of or to this Deed.

2.	Facility

2.1	Subject to the conditions of this Deed, the Lenders hereby make available to the Borrower a secured loan facility in an aggregate amount equal to the Facility Limit.

2.2
The rights and obligations of each Lender under the Finance Documents shall be several. Failure by a Lender to perform his obligations under the Finance Documents does not affect the obligations of the other Lenders under the Finance Documents. The rights of each Lender under or in connection with the Finance Documents are separate and independent rights.

3.	Purpose

The Borrower shall use all sums borrowed by it under the Facility for working capital within the business and in particular to pay for the transportation of bulbs from Huayi Lighting in China to its customers in USA.

4.	Conditions Precedent

4.1	The Borrower may not draw down an Advance (other than the Initial Loan) until the Lenders have confirmed that they is satisfied that:

4.1.1	the Borrower has entered into the Assignment to the satisfaction of the Finance Parties; and

4.1.2	the Borrower has passed board resolutions approving the entry into and terms of, and the transactions contemplated by the Finance Documents.

4.2
The Lenders will only be obliged to comply with Clause 6 (Lenders' participation) if on the date on which the Drawdown Request is delivered to the Lenders in accordance with clause 4.1 and on the Drawdown Date:

4.2.1	no Event of Default is continuing or would result from the proposed Advance; and

4.2.2	the Borrower represents and warrants to each of the Finance Parties that each of the representations and warranties set out in Schedule 2 of this Deed are true in all material respects.

5.	Drawdown

5.1
Subject to the prior satisfaction of the conditions detailed in Clause 4.1 (Conditions Precedent), the Borrower may request an Advance by delivering a completed Drawdown Request to the Lenders by not later than 11.00 am on the date falling five (1) Business Days before the proposed Drawdown Date (or such shorter time as agreed by the Lenders).

5.2	Each Drawdown Request is irrevocable and will not be regarded as having been duly completed unless the proposed Drawdown Date is a Business Day within the Availability Period.

5.3
The Advance requested must be an amount which is not more than the Available Facility and which is a minimum of £10,000 (or multiples thereof) or, if less, the Available Facility or as otherwise agreed by the Lenders.

6.	Lenders’ Participation

6.1
If the conditions set out in this Deed have been met, each Lender shall make its participation in each Advance available to the Borrower by paying its participation in that Advance to the account specified in the applicable Drawdown Request.

6.2
Each Lender’s participation in each Advance shall be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance (and as expressed as the percentage set out against each Lender in Schedule 1 hereto).

6.3	The Available Commitments shall be immediately cancelled at the end of the Availability Period.

7.	Interest

7.1	The Advances shall bear a fixed return of interest up to the Repayment Date of $25,000, which shall be deducted from the Loan upon Drawdown.

7.2
Interest will thereafter accrue on the Advances and interest set out at clause 7.1 at the daily rate of 0.3 per cent, capitalised and added to (and become part of) the Loan each calendar month from the Repayment Date.

8.	Repayment

The Borrower shall repay the Loan on or prior to the Repayment Date.

9.	Prepayment

9.1	The Borrower may prepay all or part of the Loan at any time, subject to the terms of this Clause 9.

9.2	Any voluntary prepayment shall be of an amount not less than $10,000 and an integral multiple of $10,000 (or the balance of the Loan).

9.3	The Borrower may not reborrow any part of the Loan, which is prepaid, except with the prior written consent of the Lenders.

10.	Representations and Warranties

In consideration of the Finance Parties entering into this Deed and the Lenders agreeing to make the Facility available to the Borrower on the terms and conditions of this Deed, the Borrower represents and warrants to each of the Finance Parties on the Agreement Date and on the last Business Day of each calendar month thereafter that each of the representations and warranties as set out in Schedule 2 of this Deed is true and accurate and not misleading by inclusion or omission or otherwise.

11.	Covenants

11.1	The Borrower covenants with the Finance Parties as set out in Schedule 3.

11.2	The covenants given by the Borrower shall remain in force from the date of this Deed for so long as any amount remains outstanding or any Commitment is in force under this Deed.

12.         Events of Default

12.1	Notwithstanding Clause 8 (Repayment) above, upon the occurrence of an Event of Default:

12.1.1	the Borrower shall promptly notify the Security Trustee in writing upon becoming aware of such Event of Default;

12.1.2	if prior to the Repayment Date, any Lender may declare that all or part of the Loan is payable on demand whereupon the Loan or such part thereof shall immediately become payable on demand;

12.1.3
the Borrower shall repay to the Lenders the full amount of the Loan (or such part amount of the Loan as may be demanded), together with all accrued interest, immediately on written demand by either Lender at any time after the occurrence of an Event of Default; and

12.1.4	any Lender may exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

13.	Payments

13.1
Any amount of the Loan which is repaid in accordance with Clause 8 (Repayment), Clause 9 (Prepayment), Clause 12 (Events of Default) or otherwise under the Finance Documents shall be paid by the Borrower to the Lenders pro rata, in proportion to their outstanding Commitments (and as expressed as the percentage set out against each Lender in Schedule 1 hereto).

13.2
All payments made by the Borrower to the Lenders shall be made to such account as the respective Lenders may have specified for this purpose from time to time, being accounts held with a branch of a bank or other financial institution situated in the United Kingdom.

13.3	Any certification or determination by a Finance Party of an amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

14.	Costs and Expenses

The Borrower shall, pay all costs and expenses (including legal, printing and out-of-pocket expenses) incurred in connection with the negotiation, preparation and execution of the Finance Documents.

15.	Security Trustee

15.1	Each of the Lenders appoints the Security Trustee to act as their trustee under and in connection with the Finance Documents, subject to the provisions of Schedule 5 (Security Trustee).

15.2
Each of the Lenders authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

16.	Assignment

16.1
The Borrower shall not assign or novate its rights and obligations under the Finance Documents to any third party without the prior consent in writing of the Finance Parties to such assignment or novation (as the case may be), such consent not to be unreasonably withheld.

16.2	Each Finance Party may assign or novate its rights and obligations under the Finance Documents to any other third person or entity, with the prior consent of each other Finance Party.

17.	Entire Agreement and Variation

This Deed constitutes the entire agreement between the Parties in respect of the subject matter hereof and may only be varied by a written agreement signed on behalf of each of the Parties.

18.	Counterparts

This Deed may be executed in one or more counterparts, all of which together shall together constitute one agreement.

19.	Notices

19.1
All notices given under this Deed shall be in writing and shall be sent to the address of the recipient as set out in this Clause 21, or such other email address as may be notified in writing between the Parties.

19.2	Notice details of the Lenders:

Name:	Venture Capital (Europe) Limited
Address:	411 Tower Bridge Business Centre, 46-48 East Smithfield, London E1W 1AW
Email:	zafar@ventureconsultingltd.com

Name:	Moors Consulting Limited
Address:	The White House, Paignton Road, Stoke Gabriel, Devon, TQ9 6SJ
Email:	smoors@taylorearnshaw.co.uk

Name:	Taylor Earnshaw Limited
Address:	The White House, Paignton Road, Stoke Gabriel, Devon, TQ9 6SJ
Email:	smoors@taylorearnshaw.co.uk

Name:	Eric Leese
Address:	59 Barnfield Road, Hyde, Cheshire, SK14 4EW
Email:	eric.lees@live.co.uk

Name:	Christopher Wotton
Address:	Fallapit Barton, East Allington, Totnes, Devon, TQ9 7QE
Email:	chris@justeel.co.uk
\
19.3	Notice details of the Borrower:

Address:	469 Seventh Avenue, Suite 356, New York, NY 10018-7605
Attention:	The Directors
Email:

19.4             Notice details of the Security Trustee:

Address:	411 Tower Bridge Business Centre, 46-48 East Smithfield, London E1W 1AW
Attention:	The Directors
Email:	zafar@ventureconsultingltd.com

20.	Governing Law and Jurisdiction

This Deed shall be governed by and construed in accordance with the laws of England.  The Parties submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Deed or any document to be executed pursuant to this Deed.

Executed as a Deed and delivered the day and year first before written.

SCHEDULE 1

THE LENDERS

Lenders	Proportion of Lenders’ Participation (%)	Commitment (£)
VENTURE CAPITAL (EUROPE) LIMITED	7.94%	$7,940.00
MOORS CONSULTING LIMITED	9.52%	$9,520.00
TAYLOR EARNSHAW LIMITED	76.19%	$76,190.00
CHRISTOPHER WOTTON	4.76%	$4,760.00
ERIC LEESE	1.59%	$1,590.00
Total:	100	$100,000.00

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Finance Parties that:

1.	Incorporation

The Borrower is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

2.	Power

The Borrower has power to enter into and comply with its obligations in terms of the Finance Documents.

3.	Authorisations

The Borrower has taken all necessary action and obtained all required or desirable consents to enable it to execute, deliver and perform its obligations under the Finance Documents and to make the Finance Documents admissible in evidence in the courts of England and Wales. Any such authorisations are in full force and effect.

4.	Non-conflict

4.1	Execution of and compliance with the Finance Documents does not and will not cause the Borrower to breach:

4.1.1	any law, regulation, judicial or official order to which it is subject;

4.1.2	its memorandum or articles of association; or

4.1.3	any agreement, instrument, letter, undertaking or restriction to which it is a party or subject.

5.	Binding Obligations

The Borrower’s obligations under the Finance Documents are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

6.	Litigation

No material litigation is current, pending or (so far as the Borrower is aware having made all diligent enquiries) threatened against the Borrower or its assets nor is there subsisting any unsatisfied judgement or award given against the Borrower by any court, arbitrator or other body.

7.	Default

7.1	No Event of Default is continuing or might reasonably be expected to result from the drawdown of an Advance.

7.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might, or might with the elapse of time, have a Material Adverse Effect, excluding for the purpose of this  paragraph 7.2 any event or circumstance which the Borrower has notified to the Lenders and which the Lenders have (in their absolute discretion) agreed would not constitute a Material Adverse Effect.

SCHEDULE 3

COVENANTS

1.	Financial Indebtedness

The Borrower shall not, without the prior written consent  of the Lenders (such consent not to be unreasonably withheld or delayed), incur any financial indebtedness other than under this Deed unless the proceeds of such financial indebtedness are used for the purpose of prepaying the Loan in full in accordance with Clause 9 (Prepayment).

2.	Negative Pledge

The Borrower shall not, without the prior written consent of each of the Lenders create, or permit to subsist, any security over any of its assets.

3.	Disposals

The Borrower shall not, without the written consent of each of the Lenders (such consent not to be unreasonably withheld) sell, lease, transfer or otherwise dispose of any material part of its assets other than:

3.1	trading stock in the ordinary course of business; or

3.2	assets exchanged for other assets comparable or superior as to type, value and quality.

4.	Authorisations

The Borrower shall obtain all consents, authorisations, franchises, leases and patents necessary (and do all that is needed to maintain them in full force and effect) under any law or regulation to which it may be subject to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability and admissibility in evidence of the Finance Documents in the courts of England and Wales.

SCHEDULE 4

EVENTS OF DEFAULT

1.	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

2.	Other obligations

The Borrower does not comply with any provision of the Finance Documents and such failure (if capable of remedy) is not remedied within 21 days of the earlier of the Security Trustee notifying the Borrower of the default or the Borrower becoming aware of the same.

3.	Insolvency

3.1
The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

3.2	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

3.3	A moratorium is declared in respect of any indebtedness of the Borrower.

4.	Insolvency proceedings

4.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

4.1.1
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

4.1.2	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

4.1.3	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

4.1.4	enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

5.	Material Adverse Effect

The occurrence of a Material Adverse Effect.

6.	Sale

Any transaction or a series of related transactions occurs pursuant to which any material asset of the Borrower is sold to any person without the prior written consent of each of the Lenders.

7.	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any material asset or assets of the Borrower and is not discharged within 21 days.

8.	Illegality

Any or all of the Finance Documents becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

9.	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

10.	Repudiation

The Borrower repudiates or evidences an intention to repudiate the Finance Documents.

SCHEDULE 5

THE SECURITY TRUSTEE

1.	Duties of the Security Trustee

1.1	The Security Trustee shall promptly forward to a Party the original or a copy of any document, which is delivered to the Security Trustee for that Party by any other Party.

1.2
Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

1.3
If the Security Trustee receives notice from a Party referring to this Deed, describing an Event of Default or any non-payment of any amount due under this Deed and stating that the circumstance described is an Event of Default, it shall promptly notify the Finance Parties.

1.4	The Security Trustee’s duties under the Finance Documents are solely mechanical and administrative in nature.

2.	No fiduciary duties

2.1	Unless otherwise expressly stated in any Finance Document, nothing in this Agreement constitutes any Finance Party as a trustee or fiduciary of any other person.

2.2	The Security Trustee shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

3.	Rights and discretions of the Security Trustee

3.1	The Security Trustee may rely on:

3.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

3.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

3.2	The Security Trustee may assume (unless it has received notice to the contrary in its capacity as Security Trustee for the Lenders) that:

3.2.1	no Event of Default has occurred;

3.2.2	any right, power, authority or discretion vested in any Party to a Finance Document or the Lenders has not been exercised;

3.2.3	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of the Borrower.

3.3	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

3.4	The Security Trustee may disclose to any other Party any information it reasonably believes it has received as Security Trustee under this Deed.

3.5
Notwithstanding any other provision of any Finance Document to the contrary, none of the Finance Parties is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

4.	Lenders’ instructions to the Security Trustee

4.1	Unless the contrary intention appears in a Finance Document, the Security Trustee shall:

4.1.1
exercise any right, power, authority or discretion vested in it as the Security Trustee in accordance with any instructions given to it by the Lenders or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee; and

4.1.2	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of either of the Lenders.

4.2
The Security Trustee may refrain from acting in accordance with the instructions of any of the Lenders unless it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

4.3	In the absence of instructions from the Lenders, the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

4.4
The Security Trustee is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

5.	Responsibility for documentation

5.1	The Security Trustee is not responsible for:

5.1.1
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee, the Lenders, the Borrower or any other person given in or in connection with any Finance Document; or

5.1.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

6.	Exclusion of liability

6.1
Without limiting paragraph 6.2 below, the Security Trustee shall not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence, fraud or wilful misconduct.

6.2
No Party (other than the Security Trustee) may take any proceedings against any agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that agent in relation to any Finance Document and any agent of the relevant Security Trustee may rely on this paragraph.

6.3
The Security Trustee shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Trustee if the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Trustee for that purpose.

7.	Lenders’ indemnity to the Security Trustee

7.1
Each Lender shall (in proportion to its share of the Commitments) indemnify the Security Trustee, within three days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence, fraud or wilful misconduct) in acting as Security Trustee under the Finance Documents (unless the Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).

7.2	The Borrower shall promptly on demand by the Security Trustee reimburse each Lender for any payment made by it under paragraph 7.1 above.

8.	Credit appraisal by the Lenders

8.1
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Security Trustee that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

8.1.1	the financial condition, status and nature of the Borrower;

8.1.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

8.1.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

8.1.4
the adequacy, accuracy and/or completeness of any information provided by any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document

9.	Security Trustee as trustee

9.1	The Security Trustee declares that it holds any security created by the Assignment on trust for the Finance Parties.

9.2	The Security Trustee, in its capacity as trustee or otherwise under any Finance Document is not liable for any failure:

9.2.1	to require the deposit with it of any title deed, any Finance Document; or any other documents in connection with any Finance Document;

9.2.2
in it (or its solicitors or other legal counsel) holding any title deed, any Finance Document or any other documents in connection with any Finance Document in its own possession or to take any steps to protect or preserve the same including permitting the Borrower (or its solicitors or other legal counsel) to retain any such title deeds, any Finance Documents or any other documents;

9.2.3	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Finance Document;

9.2.4
to register, file or record or otherwise protect any of the security granted under the Debenture (or the priority of any of the security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or the security granted under the Finance Documents;

9.2.5
to take or require the Borrower to take any step to render the security created or purported to be created by or pursuant to any such Finance Document effective or to secure the creation of any ancillary security under the laws of any jurisdiction;

9.2.6	to require any further assurances in relation to any such Finance Document; or

9.2.7
to insure any asset or require any other person to maintain any such insurance or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.

9.3	The Security Trustee is not responsible for:

9.3.1	the right or title of any person in or to, or the balance of, or sufficiency of any part of the security created by any Security Document; or

9.3.2	the priority of any security created by any Security Document.

9.4
The Security Trustee may accept, without enquiry, any right or title the Borrower may (or may purport to) have to any asset which is the subject of any such Finance Document and shall not be bound or concerned to investigate or make any enquiry into the right or title of the Borrower to any such asset or to require that Borrower to remedy any defect in its right or title to the same.

9.5
Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Security Trustee in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by English law for the investment by a trustee of trust money or in any other investments which may be selected by the Security Trustee, Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

9.6	The Borrower and the Finance Parties agree that the Security Trustee shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000 (the “Act”).

9.7
Where there are any inconsistencies between the provisions of a Finance Document  and the Act and/or the Trustee Act 1925 (together the Trustee Acts), the provisions of that Finance Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with either of the Trustee Acts, the provisions of that Finance Document shall constitute a restriction or exclusion for the purposes of the Acts.

9.8	The perpetuity period for the trusts contained in this Deed is 80 years.

 Execution Pages

THE LENDERS

EXECUTED and DELIVERED as a DEED by)
ERIC LEESE)

Witness Name                                           ………………………………………..

Witness Signature                                     ………………………………………..

Witness Address                                      ………………………………………..

                     ………………………………………..

                     ………………………………………..

EXECUTED and DELIVERED as a DEED by)
CHRISTOPHER WOTTON)

Witness Name                                           ………………………………………..

Witness Signature                                    ………………………………………..

Witness Address                                      ……………………………………….

                                                                     ………………………………………..

                                                                      ………………………………………..

EXECUTED and DELIVERED as a DEED by)
VENTURE CAPITAL (EUROPE) LIMITED)
acting by:)

……...………………………
Director

Witness Name:                                ………………………………………..

Witness Signature                          ………………………………………..

Witness Address                            ………………………………………..

           ………………………………………..

          ………………………………………..

EXECUTED and DELIVERED as a DEED by)
TAYLOR EARNSHAW LIMITED)
acting by:)

……...………………………
Director

Witness Name:                                ………………………………………..

Witness Signature                          ………………………………………..

Witness Address                            ………………………………………..

           ………………………………………..

           ………………………………………..

EXECUTED and DELIVERED as a DEED by)
MOORS CONSULTING  LIMITED)
acting by:)

……...………………………
Director

Witness Name:                                ………………………………………..

Witness Signature                          ………………………………………..

Witness Address                             ………………………………………..

            ………………………………………..

            ……………………………………….

THE BORROWER

EXECUTED and DELIVERED as a DEED by)
Vu1 CORPORATION )
acting by:)

/s/ William B. Smith
Director

Witness Name:                                           Theodore Thiro……………………..

Witness Signature                                     /s/ Theodore Thiro …………………..

Witness Address                                184 Admiralty Loop ………………..

                Staten Island, N.Y. 10309…………..

                ………………………………………..

THE SECURITY TRUSTEE

EXECUTED and DELIVERED as a DEED by)
VENTURE CAPITAL (EUROPE) LIMITED )
acting by:)

……...………………………
Director

Witness Name:                                ………………………………………..

Witness Signature                          ………………………………………..

Witness Address                            ………………………………………..

           ………………………………………..

           ………………………………………..